EXHIBIT 99

SPS Commerce Reports Fourth Quarter and Full Year 2013 Financial Results

Company Delivers 37% Growth in Recurring Revenue and 35% Growth in Total Revenue Over Last Year

MINNEAPOLIS, Feb. 6, 2014 (GLOBE NEWSWIRE) -- SPS Commerce (Nasdaq:SPSC), a leading provider of cloud-based supply chain management solutions , today announced financial results for the fourth quarter and full year ended December 31, 2013.

Revenue was $28.0 million in the fourth quarter of 2013, compared to $22.5 million in the fourth quarter of 2012, reflecting 24% growth in revenue from the fourth quarter 2012. Recurring revenue grew 24% from the fourth quarter of 2012.

Net income in the fourth quarter of 2013 was $294,000 or $0.02 per diluted share, compared to net income of $366,000, or $0.02 per diluted share, in the fourth quarter of 2012. Non-GAAP net income per diluted share was $0.13, compared to non-GAAP net income per diluted share of $0.12 in the fourth quarter of 2012. Adjusted EBITDA for the fourth quarter of 2013 increased 45% to $3.8 million, compared to the fourth quarter of 2012.

"2013 was a tremendous year for SPS Commerce. We experienced momentum in all areas of our business and continued to solidify our leadership position," said Archie Black, president and CEO of SPS Commerce. "Technology coupled with the need for collaboration is fueling an evolution in the retail industry among suppliers and retailers. Through our robust business intelligence solution, channel strategy and RSX industry standard, our innovation and market leadership has enabled us to set ourselves up for the next generation of growth. As we look to 2014 and beyond, we are very excited about our business as we become part of this evolution."

Revenue for the full year ended December 31, 2013 was $104.4 million compared to $77.1 million for the full year ended December 31, 2012, reflecting 35% growth in revenue. Recurring revenue grew 37% from the year ended December 31, 2012.

Net income for the twelve months ended December 31, 2013 was $1.1 million or $0.07 per diluted share, compared to net income of $1.2 million, or $0.09 per diluted share, for the comparable period in 2012. Non-GAAP net income per diluted share for the twelve months ended December 31, 2013 was $0.53, compared to non-GAAP net income per diluted share of $0.41 for the comparable period in 2012. Adjusted EBITDA for the full year ended December 31, 2013 increased 53% to $13.8 million, compared to the full year ended December 31, 2012.

"SPS Commerce had another great year, with year-over-year revenue growth of 35% and recurring revenue growth of 37%," said Kim Nelson, CFO of SPS Commerce. "We also continue to demonstrate profitable growth through incremental margin expansion. We have a large opportunity in front of us, and we are confident in our business strategy as we move into 2014."

Guidance

For the first quarter of 2014, revenue is expected to be in the range of $28.4 to $28.9 million. First quarter net income per diluted share is expected to be approximately $0.01 with fully diluted weighted average shares outstanding of approximately 16.9 million shares. Non-GAAP net income per diluted share is expected to be approximately $0.13.  Adjusted EBITDA is expected to be in the range of $3.6 to $3.8 million. Non-cash, share-based compensation expense is expected to be approximately $1.3 million and amortization expense is expected to be approximately $720,000.

For the full year of 2014, revenue is expected to be in the range of $125.0 to $126.5 million, representing 20% to 21% growth over 2013. Full year net income per diluted share is expected to be in the range of $0.13 to $0.15 with fully diluted weighted average shares outstanding of approximately 17.0 million shares. Non-GAAP net income per diluted share is expected to be in the range of $0.61 to $0.64. Adjusted EBITDA is expected to be in the range of $16.75 to $17.5 million. Non-cash, share-based compensation expense is expected to be approximately $5.6 million and amortization expense is expected to be approximately $2.7 million. Also for the year, we expect an annual effective tax rate of approximately 40%, with cash taxes for the year to be minimal.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:30 p.m. CT (4:30 p.m. ET). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, with Conference ID# 31200931 at least five minutes prior to the 3:30 p.m. CT start time. A live webcast of the call will also be available at investors.spscommerce.com under the Events and Presentations menu.   The replay will also be available on our website at investors.spscommerce.com.

About SPS Commerce

SPS Commerce perfects the power of trading partner relationships with the industry's most broadly adopted, retail cloud services platform. As a leader in cloud-based supply chain management solutions, we provide prewired, proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. With a singular focus on the retail marketplace, we revolutionized traditional EDI systems by developing a platform that enables highly cost-effective and reliable trading partner collaboration. SPS Commerce has achieved 52 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPSCOMMERCE.NET, and RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in U.S. Patent and Trademark Office. INFINITE RETAIL POWER, SPS, SPS logo and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and non-GAAP net income per share, which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

EBITDA consists of net income plus depreciation and amortization, interest expense, interest income, income tax expense and other adjustments as necessary for a fair presentation. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. For 2013, other adjustments included the impact of a use tax refund related to items previously expensed. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP net income per share consists of net income plus non-cash, stock-based compensation expense and amortization expense related to intangible assets divided by the weighted average number of shares of common stock outstanding during each period. SPS Commerce believes non-GAAP net income per share is useful to an investor because it is widely used to measure a company's operating performance.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, including our views regarding future execution within our business, the opportunity we see in the retail supply chain world, anticipated investment levels in our business, and our performance for the first quarter and full year of 2014, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2012, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	December 31,
	2013	2012

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 131,294	$ 66,050
Accounts receivable, less allowance for doubtful accounts of $237 and $227, respectively	11,611	10,940
Deferred costs, current	9,048	7,346
Deferred income taxes, current	1,272	1,732
Prepaid expenses and other current assets	2,850	5,443
Total current assets	156,075	91,511

PROPERTY AND EQUIPMENT, net	9,922	7,670
GOODWILL	25,487	25,487
INTANGIBLE ASSETS, net	17,082	20,240
OTHER ASSETS
Deferred costs, net of current portion	3,684	3,202
Deferred income taxes, net of current portion	10,870	10,853
Other non-current assets	210	238
	$ 223,330	$ 159,201

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$ 1,798	$ 1,857
Accrued compensation and benefits	7,981	6,038
Accrued expenses and other current liabilities	2,801	1,077
Deferred revenue, current	6,335	5,499
Total current liabilities	18,915	14,471

OTHER LIABILITIES
Deferred revenue, less current portion	8,785	8,312
Deferred rent	2,857	1,601
Total liabilities	30,557	24,384

COMMITMENTS and CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	--	--
Common stock, $0.001 par value; 55,000,000 shares authorized; 16,092,121 and 14,812,759 shares issued and outstanding, respectively	16	15
Additional paid-in capital	239,549	182,645
Accumulated deficit	(46,792)	(47,843)
Total stockholders' equity	192,773	134,817
	$ 223,330	$ 159,201

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenues	$ 27,973	$ 22,484	$ 104,391	$ 77,106
Cost of revenues	8,523	6,804	31,781	22,040
Gross profit	19,450	15,680	72,610	55,066
Operating expenses
Sales and marketing	10,458	8,778	39,621	30,037
Research and development	2,904	2,516	10,870	8,166
General and administrative	4,647	3,445	17,189	13,524
Amortization of intangible assets	717	717	3,158	1,767
Total operating expenses	18,726	15,456	70,838	53,494
Income from operations	724	224	1,772	1,572
Other income (expense)
Interest expense	--	--	--	(27)
Interest income	36	12	112	46
Other expense	(52)	(78)	(147)	(248)
Total other expense, net	(16)	(66)	(35)	(229)
Income before income taxes	708	158	1,737	1,343
Income tax (expense) benefit	(414)	208	(686)	(121)
Net income	$ 294	$ 366	$ 1,051	$ 1,222

Net income per share
Basic	$ 0.02	$ 0.02	$ 0.07	$ 0.09
Diluted	$ 0.02	$ 0.02	$ 0.07	$ 0.09

Weighted average common shares used to compute net income per share
Basic	15,606	14,719	15,201	13,056
Diluted	16,376	15,516	15,931	13,910

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Year Ended
	December 31,
	2013	2012

Cash flows from operating activities
Net income	$ 1,051	$ 1,222
Reconciliation of net income to net cash provided by operating activities
Deferred income taxes	443	(15)
Depreciation and amortization of property and equipment	4,893	3,151
Amortization of intangible assets	3,158	1,767
Provision for doubtful accounts	479	383
Stock-based compensation	4,203	2,755
Changes in assets and liabilities, net of effect of acquisitions
Accounts receivable	(1,150)	(2,067)
Deferred costs	(2,184)	(2,290)
Prepaid expenses and other current assets	2,593	(3,534)
Other assets	28	(42)
Accounts payable	(59)	446
Accrued compensation and benefits	1,943	920
Accrued expenses and other current liabilities	(108)	101
Deferred rent	1,644	1,481
Deferred revenue	1,309	2,551
Net cash provided by operating activities	18,243	6,829
Cash flows from investing activities
Purchases of property and equipment	(5,701)	(5,983)
Business acquisitions, net of cash acquired	--	(26,262)
Net cash used in investing activities	(5,701)	(32,245)
Cash flows from financing activities
Payments of capital lease obligations	--	(410)
Borrowings on line of credit	--	11,000
Payments on line of credit	--	(11,000)
Net proceeds from common stock offerings	47,738	57,940
Stock offering costs	(169)	(132)
Net proceeds from exercise of options to purchase common stock	3,735	1,563
Excess tax benefit from exercise of options to purchase common stock	156	72
Net proceeds from employee stock purchase plan	1,242	448
Net cash provided by financing activities	52,702	59,481
Net increase in cash and cash equivalents	65,244	34,065
Cash and cash equivalents at beginning of period	66,050	31,985
Cash and cash equivalents at end of period	$ 131,294	$ 66,050

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net income	$ 294	$ 366	$ 1,051	$ 1,222
Depreciation and amortization of property and equipment	1,307	1,034	4,893	3,151
Amortization of intangible assets	717	717	3,158	1,767
Interest expense	--	--	--	27
Interest income	(36)	(12)	(112)	(46)
Income tax expense (benefit)	414	(208)	686	121
Other	--	--	(105)	--

EBITDA	2,696	1,897	9,571	6,242
Non-cash, stock-based compensation expense	1,083	713	4,203	2,755
Adjusted EBITDA	$ 3,779	$ 2,610	$ 13,774	$ 8,997

Net income	$ 294	$ 366	$ 1,051	$ 1,222
Non-cash, stock-based compensation expense	1,083	713	4,203	2,755
Amortization of intangible assets	717	717	3,158	1,767

Non-GAAP income	$ 2,094	$ 1,796	$ 8,412	$ 5,744

Shares used to compute non-GAAP income per share
Basic	15,606	14,719	15,201	13,056
Diluted	16,376	15,516	15,931	13,910

Non-GAAP income per share
Basic	$ 0.13	$ 0.12	$ 0.55	$ 0.44
Diluted	$ 0.13	$ 0.12	$ 0.53	$ 0.41
CONTACT: Investor Relations
         The Blueshirt Group
         Stacie Bosinoff
         Nicole Gunderson
         SPSC@blueshirtgroup.com
         415-217-7722

         Kay Rindels
         SPS Commerce
         866-245-8100
         krindels@spscommerce.com